Exhibit 99.1

Gamida Cell Appoints Terry Coelho as CFO

Industry veteran Coelho brings more than 35 years of experience at emerging growth and global companies to role; Shai Lankry to depart June 2

BOSTON – May 22, 2023 - Gamida Cell Ltd. (Nasdaq: GMDA), a cell therapy pioneer working to turn cells into powerful therapeutics, today announced the appointment of Terry Coelho as chief financial officer effective immediately. Shai Lankry, who has served as the company’s CFO for the past five years, is stepping down as CFO today and will leave the company June 2.

The transition is part of a planned leadership change first shared with the investor community in August 2022 and designed to coincide with Gamida Cell’s evolution from a clinical to a commercial-stage company. Ms. Coelho is a seasoned finance executive with more than 35 years of experience across all areas of finance at emerging growth companies and established global companies.

“I want to thank Shai for his many contributions supporting the expansion and evolution of the company to include a more robust pipeline and operations in both the United States and Israel,” said Abbey Jenkins, President and Chief Executive Officer. “Terry has tremendous experience as CFO of commercial-stage biopharmaceutical companies. She will be a great partner to help us execute our two-pronged strategy of launching Omisirge and, in parallel, pursuing strategic partnerships to fully resource commercialization.”

Ms. Coelho currently serves as an independent director on the public company boards of First Wave BioPharma (Nasdaq: FWBI) and HOOKIPA Pharma (Nasdaq: HOOK) and she is chairperson of the audit committee and a member of the compensation committees for both companies. She most recently served as Executive Vice President, CFO and Chief Business Development Officer at CinCor Pharma, Inc., where she led the company’s successful initial public offering and follow-on financing in 2022. AstraZeneca acquired CinCor in February.

Ms. Coelho’s experience also includes serving as Executive Vice President and CFO at BioDelivery Sciences International, Inc., which was acquired by Collegium Pharmaceuticals in 2022, and as CFO at Balchem Corporation and Diversey, Inc. She held a series of senior financial and executive roles at Sealed Air Corporation, Mars, Inc. and Novartis Pharmaceuticals, where for seven years she held roles of increasing responsibility including as finance lead for the oncology hematology franchise and later leading global oncology development finance.

“Omisirge has great commercial potential and the opportunity to fill a critical need for patients in need of stem cell transplant,” said Ms. Coelho. “I’m excited to work with the team to help support Omisirge’s launch and find a partner that can help it fulfill its promise.”

Ms. Coelho earned an MBA in Finance from IBMEC in Brazil and Bachelor of Arts degrees in Economics and International Relations, summa cum laude, from The American University School of International Service in Washington, DC.

Omisirge® (omidubicel-onlv) was recently approved by the U.S. Food and Drug Administration for patients with hematologic malignancies who are planned for allogeneic hematopoietic stem cell transplantation. Please see full Prescribing Information, including the Boxed Warning.

About Gamida Cell

Gamida Cell is a cell therapy pioneer working to turn cells into powerful therapeutics. The company’s proprietary nicotinamide (NAM) technology leverages the properties of NAM to enhance and expand cells, creating allogeneic cell therapy products and candidates that are potentially curative for patients with hematologic malignancies. These include Omisirge®, an FDA-approved nicotinamide modified allogeneic hematopoietic progenitor cell therapy, and GDA-201, an intrinsic NK cell therapy candidate being investigated for the treatment of hematologic malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, Twitter, Facebook or Instagram.

Omisirge® is a registered trademark of Gamida Cell Inc. © 2023 Gamida Cell Inc. All Rights Reserved.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including with respect to the potentially life-saving or curative therapeutic and commercial potential of Omisirge® (omidubicel-onlv), the company’s plans for commercial or strategic partnerships to support the launch of Omisirge. Any statement describing Gamida Cell’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to a number of risks, uncertainties and assumptions including those related to clinical, scientific, regulatory and technical developments and those inherent in the process of developing and commercializing product candidates that are safe and effective for use as human therapeutics. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section and other sections of Gamida Cell’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on May 15, 2023, and other filings that Gamida Cell makes with the SEC from time to time (which are available at http://www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and Gamida Cell’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Gamida Cell’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Gamida Cell. As a result, you are cautioned not to rely on these forward-looking statements.

Investor and Media Contact:

Dan Boyle
Orangefiery

media@orangefiery.com
1-818-209-1692